UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2019

AMPIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in Charter)

Delaware	001-35182	26-0179592
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

(Address of principal executive offices, including zip code)

(720) 437-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common	AMPE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 13, 2019, Thomas E. Chilcott, III resigned from his position as Chief Financial Officer, Treasurer and Secretary of Ampio Pharmaceuticals, Inc. (the “Company”) effective June 12, 2019 (the “Separation Date”). In connection with his separation from the Company and the early termination of his employment agreement, Mr. Chilcott and the Company entered into a Separation Agreement, dated June 13, 2019 (the “Separation Agreement”). Under the Separation Agreement, Mr. Chilcott will receive severance pay in the amount of approximately $160,671, which is equivalent to (1) the amount of salary Mr. Chilcott would have received prior to the expiration of his employment agreement, plus (2) his earned and unused vacation benefits, plus (3) an additional six months of salary pay. Further, the Company agreed to accelerate the vesting of all of Mr. Chilcott’s outstanding equity award grants, which would otherwise fully vest on June 15, 2019. Mr. Chilcott’s outstanding stock options will remain exercisable for one year from the Separation Date.

The Separation Agreement also contains certain customary provisions related to indemnification and the release of claims. A copy of the Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement.

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Separation Agreement, dated as of June 13, 2019, between Ampio Pharmaceuticals, Inc. and Thomas E. Chilcott, III.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Michael Macaluso
Michael Macaluso
Chief Executive Officer

Dated: June 13, 2019